Exhibit 10.1

October 5, 2026

Mr. Dean Huge

1201 SE 2nd Court, Apt. 214

Fort Lauderdale, FL 33301

Dear Mr. Huge,

Appointment Letter for Independent Non-Executive Director

We are pleased to confirm your appointment as an Independent Non-Executive Director of TOP Financial Group Limited (the “Company”), a company incorporated with limited liability under the laws of the Cayman Islands, with effect from October 8, 2026 (the “Effective Date”). This letter (the “Appointment Letter”) sets forth the terms and conditions of your appointment. It is agreed that on acceptance of this offer, this letter will constitute a contract for services and not a contract of employment.

1. The Company and the Group

The Company together with its subsidiaries (collectively, the “Group”) are primarily engaged in providing securities and futures advising, brokerage and asset management services. The Company’s Class A ordinary shares, par value US$0.005 each (the “Class A Ordinary Shares”), are listed on The Nasdaq Stock Market.

2. Appointment

(a) You will serve as an Independent Non-Executive Director (“INED”) of the Company, as nominated by the Nominating Committee and appointed by the Board of Directors of the Company (the “Board”).

(b) You shall serve as a member of the following committees: (i) Member of the Nominating and Corporate Governance Committee; (ii) Member of the Audit Committee; and (iii) Member of the Compensation Committee, whereby such committees shall collectively be described as the “Committees”; and your roles under (a) and (b) shall collectively be described as the “Appointment” or “Roles”.

(c) The Appointment is subject to the Company’s Memorandum and Articles of Association (“Articles”) and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

(d) The continuation of the Appointment is contingent on your ongoing fulfillment of your obligations. It is further subject to your agreement to apply yourself and discharge your duties as a Non-Executive Director in accordance with the Articles and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), as well as your upholding the high standards of corporate governance set forth in the Nasdaq Listing Rule 5600 Series.

3. Term

Your Appointment shall commence on the Effective Date and continue, subject to the terms of termination set forth in Section 9 herein and the procedure of removal set forth in the Articles.

4. Duties and Responsibilities

As an INED of the Company:

(a) You have the same general legal responsibilities to the Company as any other Director and will advise, where necessary, the executive directors of the Company.

(b) You will exercise the powers of your Appointment having regard to the relevant obligations under prevailing law and regulation, including the Companies Act and the rules of The Nasdaq Stock Market, including but not limited to the Listing Rule 5600 Series.

(c) You shall remain mindful and ensure your status of independence remains compliant as stipulated by Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Should your independent status cease to remain compliant, you must notify the Board as soon as practicable, and notification must additionally be made to Nasdaq as required. You shall further facilitate any director independence disclosures in annual meeting proxy statements or the Company’s annual report on Form 10-K, including transactions and arrangements considered by the Board in assessing director independence.

(d) You, along with other Directors of the Board, are to meet when possible in executive session, where such sessions should occur at least four times a year. Additionally, you are to meet with other INEDs without executive management at least twice a year.

(e) Additionally, you may be sought, within reason, to engage in ad hoc strategic discussions that may require you to review and execute documents pertinent to Board decisions. Such meetings shall take place in person, or by telephone or video conferencing, at a sensible time of day in relation to your primary place of residence.

(f) You shall not directly be responsible for the management of the Company. Your role is neither operational nor managerial in nature; however, members of the executive management may draw upon your professional insight and business expertise where suitable. You shall provide guidance, steering, and access to expert networks to the Company where appropriate and required.

As the chair and/or member of the Committees described in Section 2(b):

(g) You shall review and uphold the functions of your relevant Committee(s) pursuant to the individually adopted Audit, Compensation, and Nominating and Corporate Governance Committee Charters (“Charters”).

(h) You must, along with other Committee members, review annually and assess the adequacy of the Charters.

(i) You must, along with other Committee members, ensure compliance with Nasdaq listing rules at all times with respect to Committee composition requirements, and assist the Company in regaining compliance if required by curing the event that caused the failure to comply within the time frame provided by Nasdaq.

(j) You must refrain from accepting any direct or indirect consulting, advisory, or other compensatory fee from the Company or the Group, other than fees for director service as described more fully below in Section 5.

(k) Additionally, as an Audit Committee member, you must refrain from participating in the preparation of financial statements of the Company or the Group. However, along with other members, you shall be directly responsible for appointing and terminating the Company’s independent auditor(s).

(l) You shall maintain your financial literacy and expertise in order to maintain your individual financial sophistication and qualify as an Audit Committee member.

(m) You shall assist the Audit Committee in the review of related person transactions and in conducting oversight of potential conflict of interest situations on an ongoing basis and, more generally, oversight with respect to compliance with the code of conduct by senior management of the Company.

Additionally, you shall during the term of your Appointment:

(i) observe and comply with the Company’s adopted Code of Business Conduct and Ethics, under which any waivers given to directors or executive officers must be approved by the Board;

(ii) observe and comply with all statutory rules and regulations where applicable as governed by the laws of your residence;

(iii) confirm you are able to, and will, devote sufficient time to perform your Roles;

(iv) provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought;

(v) declare any conflicts that are apparent at present, or become apparent, between the Group and your other business interests. Should any potential conflicts of interest arise, you will disclose this to the Board as soon as they become apparent;

(vi) consult with the Chairman of the Board prior to accepting any other (or further) directorships of publicly quoted companies or any major external appointments;

(vii) obtain clearance from the Chairman of the Board prior to dealing in publicly traded shares of the Company; and

(viii) observe and comply with the disclosure requirements and obligations of you and/or your affiliated party(ies) as applicable in accordance with U.S. securities laws, regulations and SEC disclosure requirements, including the filing of reports under Section 16(a) of the Securities Exchange Act of 1934, as amended.

5. Fees and Expenses

(a) The combined basic fee for being an INED of the Company and your roles as member of the relevant Committees is US$50,000 per annum, paid to you by the Company in arrears in four quarterly installments on or about the last business day of each quarter, pro-rated for any partial quarter of service.

(b) The Company will reimburse all reasonable travelling, hotel and other expenses incurred by you in connection with the Company’s business on production of appropriate receipts.

6. Privacy of Information

(a) You shall not, except as authorized by the Group or required by your responsibilities, reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Company, and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss, either directly or indirectly, to the Group or may be likely to do so. This restriction shall continue to apply after the termination of your Appointment without limit in time.

(b) You shall not, either during the period of your Appointment or afterwards, use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affairs or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your Appointment hereunder.

(c) During the term of your Appointment, you shall not solicit for employment any employee of the Company with whom you have had contact due to your Appointment.

(d) The Company agrees to provide you in good faith with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your Roles with the Company.

7. Data Protection

(a) By executing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative, and management purposes and in particular to the processing of any sensitive personal data as and when appropriate.

(b) You consent to the transfer of such personal information to other offices the Company may have or to other third parties for administrative purposes and other purposes in connection with the Appointment, where it is necessary or desirable to do so.

8. Indemnity

The Company shall maintain directors’ and officers’ liability coverage for the full term of the Appointment.

9. Termination

Your Appointment with respect to the Roles with the Company may only be terminated:

(a) by you after giving the Company not less than two (2) months’ notice in writing;

(b) by the Company after giving you two (2) months’ notice in writing; or

(c) by the Company with immediate effect in the event that you: (i) commit dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instruction, or repeatedly breach any rules or regulations of the Company or those governed by the laws of your residency; (ii) commit a material breach of your obligations under this letter; (iii) commit any serious or repeated breach or non-observance of your obligations to the Company; (iv) are convicted of a criminal offence other than an offence under road traffic legislation in the jurisdiction of your residency or elsewhere for which a fine or non-custodial penalty is imposed; (v) declare bankruptcy or make an arrangement with or for the benefit of your creditors; or (vi) are disqualified from acting as a director.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of
TOP FINANCIAL GROUP LIMITED

/s/ Hoi Ling Jennifer Tam
Name:	Hoi Ling Jennifer Tam
Position:	Co-Chief Executive Officer
Date:	October 5, 2026

Agreed and accepted by:

/s/ Dean Huge
Name:	Dean Huge
Date:	October 5, 2026